Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211 Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203/682-8238

MARINEMAX PROVIDES FISCAL 2007 UPDATE
- Company Updates Full Year Fiscal 2007 EPS Guidance to Range of $1.40 to $1.50 -
- Expected First Quarter Loss Per Share to Range from $0.20 to $0.25 -
- First Quarter Same-Store Sales Increased 14% -

CLEARWATER, FL — January 8, 2007 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, announced today that it expects its earnings per share for its fiscal year ending September 30, 2007 to range from $1.40 to $1.50 on a fully diluted basis from the previous range of $2.05 to $2.15. The Company’s 2007 guidance assumes same-store sales will be in the mid-single digits and excludes the impact from any potential material acquisitions that it may complete.

The Company expects to report first quarter revenue of approximately $235 million driven by same-store sales growth of approximately 14% and approximately $29 million from stores that were opened or acquired that are not eligible for inclusion in the same-store sales base. Due to additional team member and product incentives, higher marketing and promotional costs which were necessary to drive the Company’s sales, operating margins were negatively impacted, which is expected to result in a first quarter loss per share ranging from $0.20 to $0.25 per diluted share. The Company expects to release its first quarter results on January 25, 2007.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of MarineMax, stated, “Based on recent industry reports, it is clear that the marine industry is experiencing increased softness caused by uncertainties in the macro economic environment, which adversely impacted our results. As we have done in the past, we are substantially exceeding the industry’s performance and capitalizing on our customer centric strategies and our formidable balance sheet strength to take market share during this challenging time. To gain additional share, we have continued to invest in the future through increased marketing efforts and incentives to drive sales. While these costs have been greater than we originally anticipated, our recent market share increases have been significant, indicating that our additional efforts and long-term strategies are effective.”

“Market share gains are very important from a long term perspective as we traditionally generate a large percentage of our revenue from repeat buyers.” Mr. McGill continued. “While we will be prudent and seek cost savings opportunities, this is a time for MarineMax to capitalize on its strengths, expand when and where it makes sense and further penetrate the markets where we operate. Based on historical experience, we believe that this approach will benefit the Company and ultimately yield greater growth in earnings in the future.”

The Company will hold a conference call to review its updated expectations for 2007 fiscal year results on Monday, January 8, 2007, at 8:30 a.m. Eastern Time.

To access the call, please visit the investor relations section of the Company’s web site: http://www.marinemax.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be available for 30 days.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the results of our December quarter and fiscal 2007, company performance as compared to the industry performance as well as expected market share gains. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish the goals and strategies, the success synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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